    As filed with the Securities and Exchange Commission on December 14, 2001
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               BROWN & BROWN, INC.
             (Exact name of Registrant as specified in its charter)

              FLORIDA                                        59-0864469
   (State or other jurisdiction                           (I.R.S. Employer
 of incorporation or organization)                       Identification No.)

                                  ------------

                           220 SOUTH RIDGEWOOD AVENUE
                          DAYTONA BEACH, FLORIDA 32114
                                 (386) 252-9601
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                             LAUREL L. GRAMMIG, ESQ.
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                               BROWN & BROWN, INC.
                       401 EAST JACKSON STREET, SUITE 1700
                              TAMPA, FLORIDA 33602
                                 (813) 222-4100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  ------------

                                    Copy to:

                           Chester E. Bacheller, Esq.
                              Holland & Knight LLP
                             400 North Ashley Drive
                                   Suite 2300
                              Tampa, Florida 33602
                              Phone: (813) 227-6431
                               Fax: (813) 229-0134

                                  ------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                                                      CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                                                    Proposed
                                                                                     Maximum                 Amount of
           Title of Each Class of Securities                Amount to be            Aggregate              Registration
                   to be Registered                         Registered(1)        Offering Price(1)             Fee(2)
-------------------------------------------------------------------------------------------------------------------------------

Debt Securities
Common Stock, par value $0.10 per share
Warrants
Common Stock, par value $.10 per share, as may
  be issued from time to time upon conversion or
  exchange of the debt securities and warrants being
  registered
Units consisting of two or more of the above
      Total..........................................       $250,000,000            $250,000,000              $59,750
===============================================================================================================================

(1) There are being registered under this registration statement such indeterminate number of shares of common stock of the registrant, such indeterminate principal amount of debt securities of the registrant and such indeterminate number of warrants of the registrant as shall have an aggregate initial offering price not to exceed $250,000,000. If any debt securities are issued at an original issue discount, then the securities registered shall include such additional debt securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this registration statement will equal $250,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of shares of common stock of the registrant that may be issued in respect of stock splits, stock dividends and similar transactions. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined from time to time by the registrant in connection with the sale of the securities registered under this registration statement.

(2) The estimated registration fee for the common shares, debt securities and warrants has been computed pursuant to Rule 457(o).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 14, 2001




PROSPECTUS


                                  $250,000,000

                               BROWN & BROWN, INC.

                          DEBT SECURITIES, COMMON STOCK

                                       AND

                                    WARRANTS

                               -------------------



When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

                               -------------------

Our common stock is traded on The New York Stock Exchange under the symbol
"BRO."


                               -------------------

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

The securities may be offered in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you through agents which we may select, or through underwriters and dealers which we may select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

                               -------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




            The date of this prospectus is ______________, ________.

                                TABLE OF CONTENTS


                                                                PAGE
                                                                ----

About This Prospectus.............................................3
Brown & Brown, Inc................................................3
Disclosure Regarding Forward-Looking Statements...................4
Risk Factors......................................................5
Use of Proceeds..................................................10
Ratio of Earnings to Fixed Charges...............................10
The Securities...................................................11
Description of Debt Securities...................................11
Description of Capital Stock.....................................21
Description of Warrants..........................................24
Plan of Distribution.............................................25
Legal Matters....................................................27
Experts..........................................................27
Where You Can Find More Information..............................27
Incorporation by Reference.......................................27

                                ----------------

         You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

         The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

         When used in this prospectus and any prospectus supplement, the terms "Brown & Brown," "we," "our," "us" and the "Company" refer to Brown & Brown, Inc. and it subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

                               BROWN & BROWN, INC.

OUR BUSINESS


         We are a diversified insurance brokerage and agency that markets and sells primarily property and casualty insurance products and services to its clients. Because we do not engage in underwriting activities, we do not assume underwriting risks. Instead, we act in an agency capacity to provide our clients with targeted, customized risk management products. As of December 1, 2001, our activities were conducted in 131 locations in 28 states. Of the 131 locations, 35 are in Florida; 18 in New York; ten in Virginia; eight in Louisiana; six in Minnesota; five in each of Colorado and South Carolina; four in each of Georgia, North Dakota, Texas and Washington; three in each of Arizona, California and New Mexico; two in each of Connecticut, Michigan, Nevada, New Jersey and Pennsylvania; and one in each of Indiana, Iowa, Missouri, Ohio, Oklahoma, Tennessee, West Virginia, Wisconsin and Wyoming.


         Our business is divided into four divisions: (1) the Retail Division;
(2) the National Programs Division; (3) the Service Division; and (4) the Brokerage Division. The Retail Division is composed of Brown & Brown employees who market and sell a broad range of insurance products to insureds. The National Programs Division works with underwriters to develop proprietary insurance programs for specific niche markets. These programs are marketed and sold primarily through independent agencies and agents across the United States. We receive an override on the commissions generated by these independent agencies. The Service Division provides insurance-related services such as third-party administration and consultation for workers' compensation and employee benefit markets. The Brokerage Division markets and sells excess and surplus commercial insurance, as well as certain niche programs, primarily through independent agents. For the fiscal year ended December 31, 2000 and the nine months ended September 30, 2001, we achieved commission and fee revenues of approximately $258.3 million and $264.3 million, respectively.


RECENT DEVELOPMENTS


         From January 1, 2001 through December 1, 2001, we acquired insurance agencies based in Tampa, Florida; Rochester, New York; Lafayette, Louisiana; Phoenix, Arizona (two); Thousand Oaks, California; Rome, New York; Titusville, Florida; Manassas, Virginia; Tallahassee, Florida; Syracuse, New York; St. Louis, Missouri; Roswell, New Mexico; Deerfield Beach, Florida; Las Vegas, Nevada; Newington, Connecticut; Pryor, Oklahoma; Orlando, Florida; Clearwater, Florida; St. Petersburg, Florida; Wheat Ridge, Colorado; Salem, Virginia; El Paso, Texas; Bethlehem, Pennsylvania; Baton Rouge, Louisiana; Charleston, South Carolina; Grand Forks, North Dakota; Flint, Michigan; Tacoma, Washington; Novato, California; and Seattle, Washington.


         You should read this information in conjunction with our consolidated financial statements and the notes thereto that are incorporated by reference into this prospectus. For other recent developments, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

         Our principal executive offices are located at 220 South Ridgewood Avenue, Daytona Beach, Florida 32114, and 401 East Jackson Street, Suite 1700, Tampa, Florida 33602, and our telephone numbers at those addresses are (386) 252-9601 and (813) 222-4100, respectively. Our website is located at http://www.bbinsurance.com. Information contained in our website is not a part of this document.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We make "forward-looking statements" within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 throughout this prospectus, supplements to this prospectus and in the documents we incorporate by reference into this prospectus. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan" and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference into this prospectus include those described under "Risk Factors" and:

         - material adverse changes in economic conditions in the markets we serve;

         - future regulatory actions and conditions in the states in which we conduct our business;

         - competition from others in the insurance brokerage and agency business;

         - the integration of our operations with those of businesses or assets we have acquired or may acquire in the future and the failure to realize the expected benefits of such integration; and

         - other risks and uncertainties as may be detailed from time to time in our public announcements and Securities and Exchange Commission filings.

         You should carefully read this prospectus, supplements to this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that the occurrence of any of the events described in this Risk Factors section and elsewhere in this prospectus or in a supplement to this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors and the specific risks set forth under the caption "Risk Factors" in any supplement to this prospectus, together with all of the other information included in this prospectus or in a supplement to this prospectus and in documents we incorporate by reference before you decide to purchase our securities. This prospectus contains forward-looking statements that involve risks and uncertainties.

WE CANNOT ACCURATELY FORECAST OUR COMMISSION REVENUES BECAUSE OUR COMMISSIONS DEPEND ON PREMIUM RATES CHARGED BY INSURANCE COMPANIES, WHICH HISTORICALLY HAVE VARIED AND, AS A RESULT, HAVE BEEN DIFFICULT TO PREDICT.

         We are primarily engaged in insurance brokerage and agency activities, and derive revenues from commissions paid by insurance companies and fees for administration and benefit consulting services. We do not determine insurance premiums. Premium rates are determined by insurers based on a fluctuating market. Historically, property and casualty premiums have been cyclical in nature and have varied widely based on market conditions. From the mid-1980s through 1999, general premium levels were depressed as a result of the expanded underwriting capacity of insurance companies and increased competition. In many cases, insurance companies lowered commission rates and increased volume requirements. Significant reductions in premium rates occurred during the years 1986 through 1998 and continued, although to a lesser degree, through 1999. As a result of increasing "loss ratios" (the comparison of incurred losses plus loss adjustment expense against earned premiums) of insurance carriers through 1999, there was a general increase in premium rates beginning in the first quarter of 2000 and continuing into the fourth quarter of 2001. Although the premium increases varied by line of business, geographical region, insurance carrier and specific underwriting factors, it was the first time since 1986 that we operated in an environment of increased premiums for four consecutive quarters. The terrorist attacks of September 11, 2001 caused the property and casualty industry to experience significant losses. As a result, industry participants expect that the rate increases and improving terms occurring before September 11 will continue through the remainder of 2001 and possibly into 2003. However, as traditional risk-bearing insurance carriers continue to outsource the production of premium revenue to non-affiliated brokers or agents such as ourselves, those insurance carriers may seek to reduce further their expenses by reducing the commission rates payable to those insurance brokers or agents. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly undermine our profitability. Because we do not determine the timing and extent of premium pricing changes, we cannot accurately forecast our commission revenues, including whether they will significantly decline. As a result, our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures may have to be adjusted to account for unexpected changes in revenues.

         WE DERIVE A SUBSTANTIAL PORTION OF OUR COMMISSION REVENUES FROM ONE INSURANCE COMPANY, THE LOSS OF WHICH COULD RESULT IN ADDITIONAL EXPENSE AND LOSS OF MARKET SHARE.

         The programs offered by our National Programs Division are primarily underwritten by the CNA Insurance Companies (CNA). For the year ended December 31, 2000 and the nine months ended September 30, 2001, approximately $7.5 million, or 37.3%, and $4.0 million, or 32.6%, respectively, of our National Programs Division's commissions and fees were generated from policies underwritten by CNA. During the same periods, our National Programs Division represented 7.8% and 4.7% of our total commission and fee revenues, respectively. In addition, for the same periods, approximately $9.7 million, or 4.9%, and $9.4 million, or 4.4%, respectively, of our Retail Division's total commissions and fees were generated from policies underwritten by CNA. Accordingly, revenues attributable to CNA represent approximately 5.1% of our total commissions and fees. These figures represent a decline of revenues generated by policies underwritten by CNA in recent years. This decline results from certain of our programs and program accounts moving from CNA to other carriers such as, for example, our Lawyer's Protector Plan(R) moving from CNA to Clarendon National Insurance Company in November of 1999.

         We have an agreement with CNA relating to each program underwritten by it and each such agreement provides for either six months' or one year's advance notice of termination. In addition, we have an existing credit agreement with CNA under which $2 million was outstanding as of December 1, 2001. Upon the occurrence of an event of default by us under this credit agreement, including our termination of any insurance program agreement with CNA, CNA may, at its option, declare any unpaid balance due and payable on demand. If our relationship with CNA were terminated, we believe that other insurance companies would be available to underwrite the business, although some additional expense and loss of market share would result.

         BECAUSE OUR BUSINESS IS HIGHLY CONCENTRATED IN ARIZONA, FLORIDA AND NEW YORK, ADVERSE ECONOMIC CONDITIONS OR REGULATORY CHANGES IN THESE STATES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         For the year ended December 31, 2000, our Retail Division derived $14.9 million, or 7.4%, and $92.7 million, or 47.7%, of its commissions and fees from its Arizona and Florida operations, respectively, constituting 5.8% and 35.9%, respectively, of our total commissions and fees. For the nine months ended September 30, 2001, our Retail Division derived $13.1 million, or 6.0%, and $89.0 million, or 41.8%, of its commissions and fees from its Arizona and Florida operations, respectively, constituting 4.9% and 33.7%, respectively, of our total commissions and fees. We believe that these revenues are attributable predominately to clients in Arizona and Florida. Additionally, as a result of the Riedman Insurance acquisition in January 2001, we now have four additional Florida offices and have folded other Riedman insurance business into our existing Florida offices. For the year ended December 31, 2000, Riedman derived $9.9 million, or 18.2% of its commissions and fees, from its Florida operations and $15.1 million, or 27.8%, of its commission and fees from its New York operations. Additionally, as a result of this acquisition (as well as subsequent acquisitions and office consolidations), we now have 18 offices in New York, where $20.9 million, or 7.9%, of our insurance business was concentrated for the nine-month period ended September 30, 2001. We believe the regulatory environment for insurance agencies in Arizona, Florida and New York currently is no more restrictive than in other states. The insurance business is a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in a few states, we face greater exposure to unfavorable changes in regulatory conditions in those states than insurance agencies whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural or other disasters, or other circumstances specific to or otherwise significantly impacting Arizona, Florida and/or New York could adversely affect our financial condition and results of operations.

         THE DEBT SECURITIES WILL BE EFFECTIVELY JUNIOR TO ALL OF OUR SECURED OBLIGATIONS.

         The debt securities will be unsecured obligations of Brown & Brown. The debt securities will be effectively junior in right of payment to all secured indebtedness of Brown & Brown. Upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the process of the collateral securing such secured indebtedness before the holders of the debt securities will be entitled to receive any payment with respect thereto. As a result, the holders of the debt securities may recover proportionally less than holders of secured indebtedness of Brown & Brown. As of September 30, 2001, Brown & Brown had approximately $97.2 million of unsecured indebtedness outstanding, no secured indebtedness (except secured indebtedness assumed pursuant to the Riedman and certain other acquisitions), and the capacity to borrow approximately an additional $50 million of secured indebtedness under our credit facility.

         LOSS OF THE SERVICES OF J. HYATT BROWN, OUR CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND FUTURE OPERATING RESULTS.

         Although we operate with a decentralized management system, the loss of the services of J. Hyatt Brown, our Chairman, President and Chief Executive Officer, who beneficially owned approximately 17.2% of our outstanding common stock as of December 1, 2001 and is key to the development and implementation of our business strategy, could adversely affect our financial condition and future operating results. We maintain a $5 million "key man" life insurance policy with respect to Mr. Brown. We also maintain a $20 million insurance policy on the lives of Mr. Brown and his wife. Under the terms of an agreement with Mr. and Mrs. Brown, at the option of the Brown estate, we will purchase, upon the death of the later to die of Mr. Brown or his wife, shares of our common stock owned by Mr. and Mrs. Brown up to the maximum number that would exhaust the proceeds of the policy.

         OUR GROWTH STRATEGY DEPENDS IN PART ON THE ACQUISITION OF INSURANCE AGENCIES, WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS IN THE FUTURE AND WHICH, IF CONSUMMATED, MAY NOT BE ADVANTAGEOUS TO US.

         Our growth strategy includes the acquisition of insurance agencies. Our ability to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, and expand into new markets, will require us to continue to implement and improve our operations, financial, and management information systems. For example, most of our offices manage their clients' information using The Application Manager For Windows (WinTAM) computer program by Applied Systems. Part of the added time and expense related to newly acquired agencies includes the integration of an acquired agency's existing computer system into ours. Further, integrated, acquired entities may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. In addition, we compete for acquisition and expansion opportunities with entities that have substantially greater resources. Acquisitions also involve a number of special risks, such as: diversion of management's attention; difficulties in the integration of acquired operations and retention of personnel; entry into unfamiliar markets; unanticipated problems or legal liabilities; and tax and accounting issues, some or all of which could have a material adverse effect on the results of our operations and our financial condition.

         OUR CURRENT MARKET SHARE MAY DECREASE AS A RESULT OF INCREASED COMPETITION FROM INSURANCE COMPANIES AND THE FINANCIAL SERVICES INDUSTRY.

         The insurance agency business is highly competitive and we actively compete with numerous firms for clients and insurance carriers, many of which have relationships with insurance companies or have a significant presence in niche insurance markets, that may give them an advantage over us. Because relationships between insurance agencies and insurance carriers or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced outside of Florida.

         A number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to agents and brokers. However, to date, such direct writing has had relatively little effect on our operations, primarily because our Retail Division is commercially oriented.

         In addition, to the extent that the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations recently enacted thereunder permit banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation, and we therefore may experience increased competition from insurance companies and the financial services industry, as a growing number of larger financial institutions increasingly, and aggressively, offer a wider variety of financial services, including insurance, than we currently offer.

         PROPOSED TORT REFORM LEGISLATION, IF ENACTED, COULD DECREASE DEMAND FOR LIABILITY INSURANCE, THEREBY REDUCING OUR COMMISSION REVENUES.

         Legislation concerning tort reform has been considered, from time to time, in the United States Congress and in several states. Among the provisions considered for inclusion in such legislation have been limitations on damage awards, including punitive damages, and various restrictions applicable to class action lawsuits, including lawsuits asserting professional liability of the kind for which insurance is offered under policies sold by our National Programs Division, particularly our Physicians' Protector Plan(R) and Professional Protector Plan(R) for Dentists. Enactment of these or similar provisions by Congress, or by states in which we sell insurance, could result in a reduction in the demand for liability insurance policies or a decrease in policy limits of such policies sold, thereby reducing our commission revenues.

         WE COMPETE IN A HIGHLY REGULATED INDUSTRY, WHICH MAY RESULT IN INCREASED EXPENSES OR RESTRICTIONS ON OUR OPERATIONS.

         We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. The primary purpose of such regulation and supervision is to provide safeguards for policyholders rather than to protect the interests of stockholders. The laws of the various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, licensing of agents, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, requiring participation in guarantee funds and shared market mechanisms, and restricting payment of dividends.

         Also, in response to perceived excessive cost or inadequacy of available insurance, states have from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as these in California, Nevada, and certain other states. These state funds could choose to reduce the sales or brokerage commissions we receive. Any such event, in a state in which we have substantial operations, such as Florida, Arizona or New York, could substantially affect the profitability of our operations in such state, or cause us to change our marketing focus.

         State insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, and such re-examination may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations thereof, that adversely affect our business. Although we believe that we are in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive. Specifically, recently adopted federal financial services modernization legislation is expected to lead to additional federal regulation of the insurance industry in the coming years, which could result in increased expenses or restrictions on our operations.

         CARRIER OVERRIDE AND CONTINGENT COMMISSIONS ARE LESS PREDICTABLE THAN USUAL, WHICH IMPAIRS OUR ABILITY TO FORECAST THE AMOUNT OF SUCH COMMISSIONS THAT WE WILL RECEIVE.

         We derive a portion of our revenues from carrier override and contingent commissions. The aggregate of these commissions generally accounts for 3.1% to 5.2% of our total annual revenues. Contingent commissions are paid by insurance companies and are based on the profit that the underwriter makes on the overall volume of business that we place with that insurance company. We generally receive these commissions in the first and second quarters of each year. Override commissions are paid by insurance companies based on the volume of business that we place with them and are generally paid over the course of the year. Due to recent changes in our industry, including changes in underwriting criteria due in part to the high loss ratios experienced by insurance companies, we cannot predict the payment of these commissions as well as we have been able to in the past. Further, we have no control over the ability of insurance companies to estimate loss reserves, which affects our ability to make profit-sharing calculations. Because these commissions affect our revenues, any decrease in their payment to us could adversely effect the results of our operations and our financial condition.

         WE HAVE NOT DETERMINED THE AMOUNT OF RESOURCES AND THE TIME THAT WILL BE NECESSARY TO ADEQUATELY RESPOND TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY, WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

         Frequent technological changes, new products and services and evolving industry standards are all influencing the insurance business. The Internet, for example, is increasingly used to transmit benefits and related information to clients and to facilitate business-to-business information exchange and transactions. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We have not determined, however, the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or may result in a competitive disadvantage in price and/or efficiency, as we endeavor to develop or implement new technologies.

         QUARTERLY AND ANNUAL VARIATIONS IN OUR COMMISSIONS THAT RESULT FROM THE TIMING OF POLICY RENEWALS AND THE NET EFFECT OF NEW AND LOST BUSINESS PRODUCTION MAY HAVE UNEXPECTED EFFECTS ON OUR RESULTS OF OPERATIONS.

         Our commission income (including contingent commissions but excluding fees), which typically accounts for approximately 87% to 90% of our total annual revenues, can vary quarterly or annually due to the timing of policy renewals and the net effect of new and lost business production. The factors that cause these variations are not within our control. Specifically, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which includes generally policies that are not renewed, and cancellations. In addition, as discussed, we rely on insurance companies for the payment of certain commissions. Because these payments are processed internally by these insurance companies, we may not receive a payment that is otherwise expected from a particular insurance company in one of our quarters or years until after the end of that period, which can adversely affect our ability to budget for significant future expenditures.

         Quarterly and annual fluctuations in revenues based on increases and decreases associated with the timing of policy renewals have had an adverse effect on our financial condition in the past, and we may experience such effects in the future.

         WE MAY EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD AFFECT YOUR INVESTMENT.

         The market price of our common stock may be subject to significant fluctuations in response to various factors, including:

         -        quarterly fluctuations in our operating results;

         - changes in securities analysts' estimates of our future earnings; and

         - our loss of significant customers or significant business developments relating to us or our competitors.

         Our common stock's market price also may be affected by our ability to meet analysts' expectations and any failure to meet such expectations, even if minor, could cause the market price of our common stock to decline. In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

         WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE SECURITIES OFFERED OTHER THAN OUR COMMON STOCK OR THAT SUCH A MARKET WILL NOT BE VOLATILE.

         There is no established trading market for the securities offered other than our common stock, and we do not intend to apply for listing of the securities (other than our common stock) offered on any national securities exchange or for quotation of the securities offered on any automated dealer quotation system. We expect that any underwriters we select will make a market in the securities offered after the consummation of an offering of securities issued in connection with this prospectus, although they would be under no obligation to do so and may discontinue any market-making activities at any time without any notice. Accordingly, no assurance can be given as to the price of the securities offered, the liquidity of the trading market for the securities offered or that an active public trading market for the securities offered will develop. If an active public trading market for the securities offered does not develop, the market price and liquidity of the securities offered may be adversely affected. If the securities offered are traded, they may trade at a discount from their offering price, depending upon prevailing interest rates, the market for similar securities, our performance and certain other factors. The liquidity of, and trading markets for, any debt securities offered may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the securities offered, independent of our financial performance or prospects. Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused substantial price volatility. There can be no assurance that the market for any debt securities offered will not be subject to similar disruptions. Any such disruptions may have a material adverse effect on the value of such securities offered.

                                 USE OF PROCEEDS

      Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used to fund acquisitions and for general corporate purposes, including capital expenditures, and to meet working capital needs. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2001 and 2000 and the five years ended December 31, 2000.

                                           FOR THE NINE MONTHS
                                            ENDED SEPTEMBER 30,                     FOR THE YEAR ENDED DECEMBER 31,
                                         -----------------------   ------------------------------------------------------------
                                             2001         2000        2000         1999         1998          1997      1996
                                         -----------  -----------  ----------   ----------   ----------   ----------  ---------

Ratio of Earnings to Fixed Charges.....         14.0         46.6        42.3         34.9         34.1         20.4       19.5
                                         ===========   ==========  ==========   ==========   ==========   ==========  =========


         For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of pretax income from continuing operations, interest amortized to cost of sales, interest expense (exclusive of capitalized interest) and the portion of rent expense deemed to represent interest. Fixed charges consist of the sum of interest expense, including capitalized interest and amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

                                 THE SECURITIES

         From time to time, we may offer under this prospectus, separately or together:

         -        unsecured senior or subordinated debt securities;

         -        shares of common stock;

         -        warrants to purchase shares of common stock; and

         -        warrants to purchase debt securities.

         The aggregate initial offering price of the offered securities will not exceed $250,000,000.


                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

         The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are or will be filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act of 1939, as amended. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

         The debt securities will be issuable in one or more series pursuant to the applicable indenture, a supplemental indenture relating to such series of debt securities, or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and any supplemental indenture relating to that debt. In addition, such subordinated debt securities may rank equal or senior in right of payment to other subordinated indebtedness which may have been issued or will be issued in the future. Except as otherwise provided in a prospectus supplement, the indentures will not limit our incurrence or issuance of other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

         The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

         - the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

         - any limit upon the aggregate principal amount of the debt securities;

         - the percentage of principal amount at which the debt securities will be issued;

         - the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Brown & Brown to defer payment of principal;

         - the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Brown & Brown to defer any interest payment;

         - the place or places where, subject to the terms of the indenture as described below under the caption "-Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "-Denominations, Registration and Transfer," we will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us in respect of the debt securities and the indenture may be made;

         - any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option pursuant to any sinking fund or otherwise;

         - the obligation, if any, of Brown & Brown to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

         - the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

         - if other than in U.S. dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

         - any additions, modifications or deletions in the events of default or covenants of Brown & Brown specified in the indenture with respect to the debt securities;

         - if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

         - any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

         - any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

         - subject to the terms of the indenture as described below under the caption "-Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

         - the appointment of any trustee, registrar, paying agent or agents;

         - the terms and conditions of any obligation or right of Brown & Brown or a holder to convert or exchange debt securities into preferred securities or other securities;

         - whether the defeasance and covenant defeasance provisions described under the caption "-Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

         - any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

         - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

         We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to those debt securities in the applicable prospectus supplement.

         If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S. federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

         If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

         Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

         Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

         In the event of any redemption, neither we nor the trustee will be required to:

         - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption; or

         - transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

GLOBAL DEBT SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee to a successor depositary or any nominee of the successor.

         The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a global debt security and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security, or its nominee, will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

         So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form, and will not be considered the owners or holders of them under the indenture.

         Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Brown & Brown, the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

         We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

         Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, we may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to us, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as we may designate from time to time in the applicable prospectus supplement, except that at our option, payment of any interest may be made:

         - except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

         - by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date.

         Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

         Any moneys deposited with the trustee or any paying agent, or held by us in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at our request, be repaid to us or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to us for payment.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

         If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

SUBORDINATION

         Except as set forth in the applicable prospectus supplement, the subordinated indenture will provide that the subordinated debt securities will be subordinated and junior in right of payment to all senior indebtedness of Brown & Brown. The term "senior indebtedness" will be defined in the applicable prospectus supplement. If:

         - We default in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

         - an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to us by the holders of senior indebtedness, then unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

         Except as set forth in the applicable prospectus supplement, the subordinated indenture will provide that in the event of:

         - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property;

         - any proceeding for the liquidation, dissolution or other winding-up of Brown & Brown, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

         -        any assignment by us for the benefit of creditors; or

         -        any other marshaling of the assets of us;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Brown & Brown or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustments and other than payments made from any trust described below under the caption "Satisfaction and Discharge; Defeasance," which would otherwise, but for the subordination provisions, be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Brown & Brown being subordinated to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on our part.

MODIFICATION OF INDENTURES

         From time to time, we and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

         - to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

         - to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act of 1939, as amended; and/or

         - to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

         In addition, under the indentures, we and the trustees may modify some of our rights, covenants and obligations and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities; but no extension of the maturity of any series of debt securities, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

         In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

EVENTS OF DEFAULT

         The indentures will provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

         - failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due (subject to the deferral of any due date in the case of an extension period);

         - failure to pay any principal or premium, if any, on the series of the debt securities when due, whether at maturity, upon redemption, by declaration or otherwise;

         - failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to us from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

         - default resulting in acceleration of other indebtedness of Brown & Brown for borrowed money, where the aggregate principal amount so accelerated exceeds $50 million and the acceleration is not rescinded or annulled within 60 days after the written notice thereof to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

         - certain events in bankruptcy, insolvency or reorganization of Brown & Brown.

         The holders of not less than a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

         The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. We are required to file annually with the trustees a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the indentures.

         In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

         No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonable indemnity to the trustee of the series to institute the proceeding as a trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         Unless otherwise indicated in the applicable prospectus supplement, the indentures will provide that we will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

         - either we are the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes our obligations on the debt securities under a supplemental indenture; and

         - immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

         Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

         The indentures will provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

         -        have become due and payable; or

         - will become due and payable at their stated maturity within one year, and we deposit or cause to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be;

then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the indenture.

         The indentures will provide that we may elect either:

         - to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, and to compensate and indemnify the trustee ("defeasance"); or

         - to be released from its obligations with respect to certain covenants ("covenant defeasance") upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on, and any other amounts payable in respect of the outstanding debt securities of the series.

         Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and discharge, and will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

         Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

         Unless otherwise indicated in the applicable prospectus supplement, we may, at our option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

         We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless we default in the payment of the redemption price on and after the redemption date, interest shall cease to accrue on the debt securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

         If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

CERTAIN COVENANTS

         The indentures will contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

GOVERNING LAW

         The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

         Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939, as amended. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         We are authorized to issue 140,000,000 shares of common stock, $0.10 par value per share. Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, directors are elected by a plurality of the votes cast by the shares entitled to vote.

         Our common stock is listed on The New York Stock Exchange. Holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends will be payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors.

RIGHTS PLAN

         Effective July 29, 1999, our board of directors adopted a shareholder rights plan. To implement the rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock, to shareholders of record at the close of business on August 11, 1999, and for each share of common stock issued between August 11, 1999 and the distribution date. When exercisable, each right will entitle the registered holder to purchase from us one share of common stock at a purchase price of $100.00, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and First Union National Bank, a national banking institution, as rights agent, dated as of July 30, 1999, a copy of which is attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 2, 1999. This summary description does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

         COMMON STOCK CERTIFICATES REPRESENTING RIGHT. Initially, the rights will be evidenced by Brown & Brown common stock certificates representing shares then outstanding, and no separate certificates for the rights will be distributed. The rights will be exercisable and transferable apart from our common stock and a distribution date will occur upon the earliest of (1) 10 days following the stock acquisition date, which is a public announcement that a person or group of affiliated or associated persons (an acquiring person) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock, (2) 10 business days following the commencement of a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock, or (3) immediately after our board of directors declares any individual or entity, owning at least 10% of our outstanding common stock, an adverse person (as defined in the rights agreement) (the earlier of such dates is called the distribution date).

         Until the distribution date, (1) the rights will be evidenced by Brown & Brown common stock certificates and will be transferred with and only with such common stock certificates, (2) new common stock certificates issued after August 11, 1999 will contain a notation incorporating the rights agreement by reference, and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.

         ISSUANCE OF RIGHTS CERTIFICATES. As soon as practicable following the distribution date, separate certificates representing only rights shall be mailed to the holders of record of our common stock as of the close of business on the distribution date, and such separate rights certificates alone shall represent such rights from and after the distribution date. Except as otherwise determined by our board of directors, only shares of our common stock issued before the distribution date will be issued with rights.

         EXPIRATION OF RIGHTS. The rights are not exercisable until the distribution date and will expire at the close of business on July 30, 2009, unless earlier redeemed or exchanged by us as described below.

         EXERCISE OF RIGHTS. If any person (other than an exempt person, as defined in the rights agreement) becomes the beneficial owner of 20% or more of the then-outstanding shares of our common stock (except pursuant to an offer for all outstanding shares of our common stock determined by our board of directors to be fair to and otherwise in the best interests of us and our shareholders), or our board of directors declares any individual or entity (alone or together with its affiliates and associates as defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended) owning at least 10% of the then-outstanding shares of our common stock to be an adverse person (as defined in the rights agreement), each holder of a right will thereafter have the right to receive, upon exercise thereof, the number of shares of our common stock (or, in certain circumstances, cash, property, or other securities of Brown & Brown or a reduction in the purchase price) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of either event described above, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be void. The rights are not, however, exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us, as described below. Further, rights generally are exercisable only after the effectiveness of a registration statement covering the underlying shares of our common stock under the Securities Act of 1933, as amended. J. Hyatt Brown, Chairman of the Board, President, and Chief Executive Officer of Brown & Brown, is classified as an exempt person in the rights agreement.

         For example, at an exercise price of $100.00, each right not owned by an acquiring person or an adverse person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $200.00 worth of common stock (or other consideration, as noted above) for $100.00. Assuming that the common stock had a per-share market value of $50.00 at such time, the holder of each valid right would be entitled to purchase four shares of our common stock at $100.00.

         If at any time following the stock acquisition date or the date on which an individual or entity is declared an adverse person pursuant to the rights agreement, (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than pursuant to a tender offer or exchange offer for all outstanding shares of common stock determined by our board of directors to be fair to and otherwise in the best interests of us and our shareholders), or (2) more than 50% of our assets or earning power is sold or transferred (each of such events is referred to as a "Section 13 Event"), then each holder of a right (except rights that have been previously voided, as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. If the rights cannot be exercised for common stock of the acquiring company as set forth above, rights holders will be entitled to put the rights to the acquiring company for cash equal to the exercise price of the rights (i.e., at a 50% discount). The events described in this paragraph and in the second preceding paragraph are referred to as the triggering events.

         ADJUSTMENTS TO PREVENT DILUTION. The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the common stock, (2) if holders of the common stock are granted certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional share of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date before the date of exercise.

         REDEMPTION OF RIGHTS. At any time until 10 days following the stock acquisition date (or such later date as our board of directors may determine), we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash, or shares of common stock or other consideration deemed appropriate by our board of directors. Thereafter, our right of redemption may be reinstated if the period has expired during which holders of such rights may exercise their rights for common stock following the stock acquisition date, no triggering event has occurred, and an acquiring person reduces his beneficial ownership to 5% or less of the outstanding shares of our common stock in a transaction or series of transactions not involving us and there are no other acquiring persons. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

         EXCHANGE. At any time after any person becomes an acquiring person and before the acquisition by such person of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights (other than rights owned by such person or group that will have become void), in whole or in part, at an exchange ratio of one share of our common stock per right (subject to adjustment).

         THREE-YEAR INDEPENDENT DIRECTOR EVALUATION PROVISION. The rights agreement includes a three-year Independent Director Evaluation provision. Under this provision, our board of directors shareholder rights plan committee, composed of independent directors, will review the rights plan periodically (at least every three years). This committee will communicate its conclusions to the full board of directors after each review, including any recommendation of whether the rights agreement should be modified or the rights should be redeemed.

         NO SHAREHOLDER RIGHTS BEFORE EXERCISE. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Brown & Brown, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

         AMENDMENT OF RIGHTS AGREEMENT. Any of the provisions of the rights agreement may be amended by our board of directors before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors to cure any ambiguity, to correct inaccuracies and inconsistencies, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

                             DESCRIPTION OF WARRANTS

         We may issue warrants for the purchase of debt securities or common stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Brown & Brown and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of Brown & Brown in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

         The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

         -        the title of the warrants;

         -        the aggregate number of warrants;

         -        the price or prices at which warrants will be issued;

         - the designation, terms and number of securities purchasable upon exercise of warrants;

         - the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

         - the date, if any, on and after which warrants and the related securities will be separately transferable;

         - the price at which each security purchasable upon exercise of warrants may be purchased;

         - the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

         - the minimum or maximum amount of warrants which may be exercised at any one time;

         -        information with respect to book-entry procedures, if any; and

         - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

         We may offer and sell the securities to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The underwriters, dealers or agents may include J.P. Morgan Securities Inc. and SunTrust Capital Markets, Inc. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

         -        the name or names of any underwriters, dealers or agents;

         - the purchase price and the proceeds we will receive from the sale;

         - any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation; and

         - the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

         If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

         We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

         If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover "short" positions created by the underwriter in connection with the offering, and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

         Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act of 1933, as amended.

         The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

         Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities for which there currently is no market, other than the common stock, which is listed on The New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities

         Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Brown & Brown by Holland & Knight LLP, Tampa, Florida, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.


                                     EXPERTS

         The financial statements and schedule of Brown & Brown incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Riedman Insurance (a division of Riedman Corporation) incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         We have filed a registration statement on Form S-3 to register with the Commission the securities described herein. This prospectus is a part of that registration statement and constitutes a prospectus of Brown & Brown. As allowed by Commission rules, this prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities, or after the date of this initial registration statement and before the effectiveness of this registration statement. The documents incorporated by reference are:

         The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents (except to the extent superseded by information in this registration statement or any documents subsequently filed with the Commission):

         - Annual Report on Form 10-K for the year ended December 31, 2000 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement) filed with the Commission on March 14, 2001.

         - Amendment to Annual Report on Form 10-K/A, filed with the Commission on March 27, 2001.

         - Current Report on Form 8-K, filed with the Commission on January 18, 2001.

         - Amendment to Current Report on Form 8-K/A, filed with the Commission on March 20, 2001.

         - Amendment No. 2 to Current Report on Form 8-K/A, filed with the Commission on March 23, 2001.

         - Current Report on Form 8-K, filed with the Commission on October 12, 2001.

         - Current Report on Form 8-K, filed with the Commission on October 24, 2001.

         - Current Report on Form 8-K, filed with the Commission on November 6, 2001.

         - Current Report on Form 8-K, filed with the Commission on December 12, 2001.

         - Quarterly Report on Form 10-Q for the three-month period ended March 31, 2001, filed with the Commission on May 15, 2001.

         - Quarterly Report on Form 10-Q for the six-month period ended June 30, 2001, filed with the Commission on August 8, 2001.

         - Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2001, filed with the Commission on November 14, 2001.

         - Registration Statement on Form 8-A12B, filed with the Commission on November 17, 1997.

         - All documents subsequently filed by Brown & Brown pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

         - All documents filed by Brown & Brown after the date of filing the initial registration statement on Form S-3, of which this prospectus is a part, and prior to the effectiveness of such registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

         On request we will provide at no cost to each person, including any beneficial owner who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests for such copies should be addressed to Brown & Brown's executive offices located at 401 East Jackson Street, Suite 1700, Tampa, Florida 33602, Attention:
Corporate Secretary, telephone number (813) 222-4100.

================================================================================

                                  $250,000,000




                               BROWN & BROWN, INC.



                          DEBT SECURITIES, COMMON STOCK
                                  AND WARRANTS






                          ----------------------------

                                   PROSPECTUS

                          ----------------------------












                           ------------------, ------

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the undersigned company (the "Company").

Commission Registration Fee................................  $     59,750
Trustee's Fees and Expenses ...............................            *
Transfer Agent and Registrar Fees and Expenses.............            *
Legal Fees and Expenses....................................            *
Accounting Fees and Expenses...............................            *
Printing, Engraving and Mailing Expenses...................            *
Miscellaneous..............................................            *
Total......................................................  $         *
                                                             ============

* To be filed with a current Report on Form 8-K or an amendment to the registration statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Florida corporation. Reference is made to Section
607.0850 of the Florida Business Corporation Act, which permits, and in some cases requires, indemnification of directors, officers, employees, and agents of the Company, under certain circumstances and subject to certain limitations.

         Under Article VII of the Company's Bylaws, the Company is required to indemnify its officers and directors, and officers and directors of certain other corporations serving as such at the request of the Company, against all costs and liabilities incurred by such persons by reason of their having been an officer or director of the Company or such other corporation, provided that such indemnification shall not apply with respect to any matter as to which such officer or director shall be finally adjudged to have been individually guilty of gross negligence or willful malfeasance in the performance of his or her duties as a director or officer, and provided further that the indemnification shall, with respect to any settlement of any suit, proceeding, or claim, include reimbursement of any amounts paid and expenses reasonably incurred in settling any such suit, proceeding, or claim when, in the judgment of the Board of Directors, such settlement and reimbursement appeared to be in the best interests of the Company.

         The Company has purchased insurance with respect to, among other things, liabilities that may arise under the statutory provisions referred to above.

      The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) Exhibits:

Exhibit
Number                              Description
-------  -----------------------------------------------------------------------

1.1      Form of Underwriting Agreement*.

4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3a to Form 10-Q for the quarter ended
         September 30, 1998).

4.2      Form of Senior Indenture.*

4.3      Form of Subordinated Indenture.*

4.4      Form of Senior Debt Security.*

4.5      Form of Subordinated Debt Security.*

4.6      Form of Convertible Debt Security.*

4.7      Form of Warrant.*

4.8      Form of Warrant Agreement.*

5.1      Opinion of Holland & Knight LLP.*

12.1     Computation of Ratio of Earnings to Fixed Charges.

23.1 Consent of Arthur Andersen LLP, independent certified public accountants.

23.2     Consent of KPMG LLP, independent public accountants.

23.3     Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1     Power of Attorney of certain directors and officers of Brown & Brown.

25.1 Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939*.

25.2 Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939*.

         * To be filed with a Current Report on Form 8-K or a Pre-Effective or Post-Effective Amendment to registration statement.



ITEM 17. UNDERTAKINGS

(a)      The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
         Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, Bylaws, by agreement or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)      The Company hereby undertakes:

         (1) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of
                  Section 310 of the Trust Indenture Act of 1939, as amended in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Daytona Beach, State of Florida, on December 14, 2001.

                                      BROWN & BROWN, INC.


                                      By:               *
                                         ------------------------------------
                                          J. Hyatt Brown
                                          Chief Executive Officer

                              --------------------

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 14, 2001.

            Signature                                      Title
            ---------                                      -----

         *                                  Chairman of the Board, President and
---------------------------------           Chief Executive Officer
J. Hyatt Brown                              (Principal Executive Officer)

         *                                  Vice President, Treasurer and
---------------------------------           Chief Financial Officer (Principal
Cory T. Walker                              Financial and Accounting Officer)

         *                                  Executive Vice President,
---------------------------------           Assistant Treasurer and Director
Jim W. Henderson

         *                                  Director
---------------------------------
Samuel P. Bell, III

         *                                  Director
---------------------------------
Bradley Currey, Jr.

         *                                  Director
---------------------------------
David H. Hughes

         *                                  Director
---------------------------------
Theodore J. Hoepner

         *                                  Director
---------------------------------
Toni Jennings

         *                                  Director
---------------------------------
John R. Riedman

         *                                  Director
---------------------------------
Jan E. Smith


*By:     /S/ LAUREL L. GRAMMIG
     -------------------------
Laurel L. Grammig
Attorney-In-Fact

                                  EXHIBIT INDEX


Exhibit
 Number                        Description
-------  ----------------------------------------------------------------------
1.1      Form of Underwriting Agreement*.

4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3a to Form 10-Q for the quarter ended September
         30, 1998).

4.2      Form of Senior Indenture.*

4.3      Form of Subordinated Indenture.*

4.4      Form of Senior Debt Security.*

4.5      Form of Subordinated Debt Security.*

4.6      Form of Convertible Debt Security.*

4.8      Form of Warrant.*

4.9      Form of Warrant Agreement.*

5.1      Opinion of Holland & Knight LLP.*

12.1     Computation of Ratio of Earnings to Fixed Charges.

23.1     Consent of Arthur Andersen, independent certified public accountants.

23.2     Consent of KPMG LLP, independent public accountants.

23.3     Consent of Holland & Knight LLP (included in Exhibit 5.1).

24.1     Power of Attorney of certain directors and officers of Brown & Brown.

25.1 Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939*.

25.2 Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939*.


         * To be filed with a Current Report on Form 8-K or a Pre-Effective or Post-Effective Amendment to registration statement.